Exhibit 3.1

AMENDMENT NO. 4 TO
FOURTH AMENDED AND RESTATED AGREEMENT OF LIMITED
PARTNERSHIP OF
AMERICAN MIDSTREAM PARTNERS, LP
This Amendment No. 4 (this “Amendment”) to the Fourth Amended and Restated Agreement of Limited Partnership of American Midstream Partners, LP (the “Partnership”), dated as of August 9, 2013, as amended by that certain Amendment to the Fourth Amended and Restated Agreement of Limited Partnership of American Midstream Partners, LP, adopted effective as of October 28, 2013, that certain Amendment No. 2 to the Fourth Amended and Restated Agreement of Limited Partnership of American Midstream Partners, LP, adopted effective as of January 31, 2014 and that certain Amendment No. 3 to the Fourth Amended and Restated Agreement of Limited Partnership of American Midstream Partners, LP, adopted effective as of July 24, 2014 (together, the “Partnership Agreement”), is hereby adopted effective as of March 30, 2015 by American Midstream GP, LLC, a Delaware limited liability company (the “General Partner”), as general partner of the Partnership, pursuant to the authority granted to it in Section 5.6 and Section 13.1 of the Partnership Agreement. Capitalized terms used but not defined herein have the meaning given such terms in the Partnership Agreement.
WHEREAS, Section 5.6(a) of the Partnership Agreement provides that the Partnership may issue additional Partnership Interests for any partnership purpose at any time and from time to time to such Persons for such consideration and on such terms and conditions as the General Partner shall determine, all without the approval of any Limited Partners; and
WHEREAS, Section 13.1(d)(i) of the Partnership Agreement provides that the General Partner, without the approval of any Partner, may amend any provision of the Partnership Agreement to reflect a change that the General Partner determines does not adversely affect in any material respect the Limited Partners considered as a whole or any particular class of Partnership Interests as compared to other classes of Partnership Interests; and
WHEREAS, Section 13.1(g) of the Partnership Agreement provides that the General Partner, without the approval of any Partner, may amend any provision of the Partnership Agreement in connection with a change that the General Partner determines to be necessary or appropriate in connection with the creation, authorization or issuance of any class or series of Partnership Interests and options, rights, warrants, appreciation rights, tracking and phantom interests or other economic interests in the Partnership relating to Partnership Interests pursuant to Section 5.6 of the Partnership Agreement; and
WHEREAS, Section 13.3(c) of the Partnership Agreement provides that, if the General Partner determines an amendment adversely affects one or more classes of Partnership Interest, as compared to other classes of Partnership Interests, in any material respect, such amendment shall only be required to be approved by the adversely affected class or classes; and
WHEREAS, Section 5.12(a) of the Partnership Agreement provides that no additional Series A Preferred Units shall be designated, created or issued without the prior written approval of the General Partner and the holders of a majority of the Outstanding Series A Preferred Units; and
WHEREAS, Section 5.12(b)(v)(B) of the Partnership Agreement provides that the affirmative vote of the Record Holders of a majority of the Outstanding Series A Preferred Units, voting separately as a class based upon one vote per Series A Preferred Unit, shall be necessary on any matter that amends or modifies any of the terms of the Series A Preferred Units; and
WHEREAS, the board of directors of the General Partner has determined that the standards specified in Section 13.1(d)(i), Section 13.1(g), Section 5.12(a) and/or Section 5.12(b)(v)(B) are satisfied with respect to the amendments to be made by this Amendment upon the approval of Record Holders of a majority of the Outstanding Series A Preferred Units; and
WHEREAS, High Point Infrastructure Partners, LLC (“HPIP”) provided a capital contribution to the Partnership on September 30, 2013, which has been partially redeemed, and the General Partner and HPIP desire to specify the rights and obligations of the Partnership Interest received by HPIP for such contribution; and
WHEREAS, the General Partner deems it in the best interest of the Partnership to effect this Amendment in order to (i) specify the rights and obligations of the Partnership Interests designated as “Series A-1 Preferred Units,” (ii) defer the date on which the Series A Preferred Units cease to receive Series A PIK Units, (iii) specify the rights and obligations of the HPIP Equity Interest and (iv) provide for such other matters as are provided herein.
NOW THEREFORE, the General Partner does hereby amend the Partnership Agreement as follows:

Exhibit 3.1

A. Amendment. The Partnership Agreement is hereby amended as follows:
1.Section 1.1 is hereby amended to add or restate, as applicable, the following definitions:
“Common Unit” means a Partnership Interest representing a fractional part of the Partnership Interests of all Limited Partners, and having the rights and obligations specified with respect to Common Units in this Agreement. The term “Common Unit” does not refer to, or include, any Incentive Distribution Rights, any HPIP Equity Interest, any Series A Preferred Unit prior to the conversion of such Series A Preferred Unit into a Common Unit pursuant to the terms thereof, or, except as otherwise provided in this Agreement, any Series B Unit prior to the conversion of such Series B Unit into a Common Unit pursuant to the terms thereof.
“Coupon Conversion Quarter” means the earlier of (1) the Quarter that includes the Series A Conversion Date and (2) the Quarter beginning April 1, 2016.
“HPIP Equity Interest” means a non-voting Limited Partner Interest, which Limited Partner Interest will confer upon the holder thereof only the rights and obligations specifically provided in this Agreement with respect to the HPIP Equity Interest (and no other rights otherwise available to or other obligation of a holder of a Partnership Interest). Notwithstanding anything in this Agreement to the contrary, the holder of the HPIP Equity Interest shall not be entitled to vote such HPIP Equity Interest on any Partnership matter except as may otherwise be required by law.
“Limited Partner Interest” means the ownership interest of a Limited Partner in the Partnership, which may be evidenced by Common Units, Series A Preferred Units, Series B Units, Incentive Distribution Rights, the HPIP Equity Interest or other Partnership Interests or a combination thereof or interest therein, and includes any and all benefits to which such Limited Partner is entitled as provided in this Agreement, together with all obligations of such Limited Partner to comply with the terms and provisions of this Agreement; provided, however, that when the term “Limited Partner Interest” is used herein in the context of any vote or other approval, including Article XIII and Article XIV, such term shall not, solely for such purpose, include any Incentive Distribution Right or HPIP Equity Interest except as may be required by law or contemplated by Section 11.2.
“Percentage Interest” means as of any date of determination (a) as to the General Partner Interest (calculated based upon a number of Notional General Partner Units), and as to any Unitholder with respect to Units, the product obtained by multiplying (i) 100% less the percentage applicable to clause (b) below by (ii) the quotient obtained by dividing (A) the number of Notional General Partner Units held by the General Partner or the number of Units held by such Unitholder (or, in the case of Series A Preferred Units, the number of Conversion Units issuable upon conversion of such Series A Preferred Units held by such Unitholder or Assignee if such Series A Preferred Units were then converted in accordance with Section 5.12(b)(viii), or, in the case of Series B Units, the number of Series B Conversion Units issuable upon conversion of such Series B Units held by such Unitholder or Assignee if such Series B Units were then converted in accordance with Section 5.13(c)), as the case may be, by (B) the total number of Outstanding Units and Notional General Partner Units, and (b) as to the holders of other Partnership Interests issued by the Partnership in accordance with Section 5.6, the percentage established as a part of such issuance. The Percentage Interest with respect to an Incentive Distribution Right shall at all times be zero. The Percentage Interest with respect to the HPIP Equity Interest shall at all times be zero.
“Series A Distribution Amount” means the cash distribution for the relevant Quarter that each Series A Preferred Unit would have received on an as-converted basis if such Series A Preferred Unit had converted pursuant to Section 5.12(b)(viii) immediately prior to the beginning of such Quarter.
“Series A Issuance Date” means, with respect to a Series A-1 Convertible Preferred Unit, April 15, 2013, and, with respect to a Series A-2 Convertible Preferred Unit, March 30, 2015 or such other date as provided for in that certain Series A-2 Convertible Preferred Unit Purchase Agreement by and between the Partnership and Magnolia Infrastructure Partners.
“Series A PIK Payment Amount” means a number of Series A PIK Preferred Units equal to (i) the greater of (x) $0.25 and (y) the Series A Distribution Amount less $0.25, divided by (ii) the Series A Adjusted Issue Price; provided, however, that for the Quarter in which the Series A Issuance Date occurs, it shall mean a number of Series A PIK Preferred Units equal to (i) the product of (a) $0.25 times (b) a fraction, of which (I) the numerator is the number of days from and including the Series A Issuance Date to but excluding the date of such Quarter’s end, and (II) the denominator is 91, divided by (ii) the Series A Adjusted Issue Price. The parties acknowledge that the Series A PIK Payment Amount was 0.01428571 of a Series A Preferred Unit as of April 15, 2013 (such amount to be prorated as provided in the proviso of the preceding sentence for the Quarter in which the Series A Issuance Date occurs).

Exhibit 3.1

“Series A Second PIK Payment Amount” means a number of Series A PIK Preferred Units equal to (i) the greater of (x) $0.50 and (y) the Series A Distribution Amount, divided by (ii) the Series A Adjusted Issue Price. The parties acknowledge that the Series A Second PIK Payment Amount was 0.02857143 of a Series A Preferred Unit as of July 24, 2014.
“Series A-1 Convertible Preferred Units” has the meaning assigned to such term in Section 5.12(a).
“Series A-2 Convertible Preferred Units” has the meaning assigned to such term in Section 5.12(a).
“Unit” means a Partnership Interest that is designated as a “Unit” and shall include Common Units, Series A Preferred Units, and Series B Units but shall not include (i) Notional General Partner Units (or the General Partner Interest represented thereby), (ii) Incentive Distribution Rights or (iii) the HPIP Equity Interest.
2.Section 4.7 is hereby amended and restated as follows:
4.7 Transfer of Incentive Distribution Rights and HPIP Equity Interest.
The General Partner or any other holder of Incentive Distribution Rights may transfer any or all of its Incentive Distribution Rights without Unitholder approval. Any holder of the HPIP Equity Interest may transfer any or all of its Incentive Distribution Rights without Unitholder approval. Notwithstanding anything to herein to the contrary, (i) the transfer of Common Units issued pursuant to Section 5.11 shall not be treated as a transfer of all or any part of the Incentive Distribution Rights and (ii) no transfer of Incentive Distribution Rights or HPIP Equity Interests to another Person shall be permitted unless the transferee agrees to be bound by the provisions of this Agreement.
3.Section 5.12(a) is hereby amended and restated as follows:
(a)    General. The Partnership hereby designates and creates a series of Units to be designated as “Series A-1 Convertible Preferred Units” and consisting of a total of 5,142,857 Series A-1 Preferred Units, and a series of Units to be designated as “Series A-2 Convertible Preferred Units” and consisting of a total of 2,571,429 Series A-2 Preferred Units, plus any additional Series A-1 Preferred Units and Series A-2 Preferred Units issued in kind as a distribution pursuant to Section 5.12(b)(ii) (“Series A PIK Preferred Units”), having the same rights, preferences and privileges, and subject to the same duties and obligations, as the Common Units, except as set forth in this Section 5.12 and in Section 5.5(d)(i), Section 6.10 and Section 12.9. Series A-1 Convertible Preferred Units shall be issued as Series A PIK Preferred Units with respect to Series A-1 Convertible Preferred Units. Series A-2 Convertible Preferred Units shall be issued as Series A PIK Preferred Units with respect to Series A-2 Convertible Preferred Units. As of March 30, 2015, all units previously issued as “Series A Convertible Preferred Units” shall be “Series A-1 Convertible Preferred Units.” As of March 31, 2015, 766,492 Series A-1 Preferred Units have been issued as Series A PIK Preferred Units. The Series A-1 Convertible Preferred Units and Series A-2 Convertible Preferred Units, whether issued on a Series A Issuance Date or as Series A PIK Preferred Units, are referred to herein as “Series A Preferred Units” and as such the Series A-1 Convertible Preferred Units and the Series A-2 Convertible Preferred Units shall be considered pari passu as to allocations and distributions. Other than with respect to Series A PIK Preferred Units, immediately following the Series A Issuance Date and thereafter, no additional Series A Preferred Units shall be designated, created or issued without the prior written approval of the General Partner and the holders of a majority of the Outstanding Series A Preferred Units.
4.The first sentence of Section 5.12(b)(ii)(A) is hereby amended and restated as follows:
Commencing with the Quarter ending on June 30, 2013, the holders of the Series A Preferred Units Outstanding as of an applicable Record Date shall be entitled to receive cumulative distributions (each, a “Series A Quarterly Distribution”), prior to any other distributions made in respect of any other Partnership Interests pursuant to Section 6.4 or Section 6.5, in the amount set forth in this Section 5.12(b)(ii)(A) in respect of each Outstanding Series A Preferred Unit. All such distributions shall be paid Quarterly within forty-five (45) days after the end of each Quarter (each such payment date, a “Series A Distribution Payment Date”).
5.The fourth sentence of Section 5.12(b)(ii)(A) is hereby amended and restated as follows:
For the Quarter ending June 30, 2014, and for each Quarter thereafter through and including the Quarter ending immediately prior to the Coupon Conversion Quarter, the Series A Quarterly Distribution on each Outstanding Series A Preferred Unit shall be paid a number of Series A PIK Preferred Units equal to the Series A Second PIK Payment Amount; provided that, in the discretion of the General Partner which determination shall be made prior to the Record Date for the relevant quarter, the Series A Quarterly Distribution may be paid as (x) a number of Series A PIK Preferred Units equal to the Series A PIK Payment Amount and $0.25 in cash or (y) an amount in cash equal to the greater of (x) $0.50 and (y) the Series A Distribution Amount.
6.Section 5.12(b)(iii) is hereby amended and restated as follows:
(iii) Issuance of Series A Preferred Units. The Series A-1 Convertible Preferred Units (excluding Series A-1 Convertible Preferred Units issued as Series A PIK Preferred Units) shall be issued by the Partnership pursuant to the terms and conditions of

Exhibit 3.1

the Contribution Agreement. The Series A-2 Convertible Preferred Units (excluding Series A-2 Convertible Preferred Units issued as Series A PIK Preferred Units) shall be issued by the Partnership pursuant to the terms and conditions of the Series A-2 Convertible Preferred Unit Purchase Agreement between the Partnership and Magnolia Infrastructure Partners, dated as of March 30, 2015.
7.Section 5.12(b)(viii)(B)(a) is hereby amended and restated as follows:
(a) the number of Series A-1 Convertible Preferred Units and the number of Series A-2 Convertible Preferred Units to be converted,
8.Section 12.4(c) is hereby amended and restated as follows:
(c) All property and all cash in excess of that required to discharge liabilities as provided in Section 12.4(b) and that required to satisfy liquidation preferences of the Series A Preferred Units provided for under Section 5.12(b)(iv) shall be distributed to the Partners (including the holder of the HPIP Equity Interest) in accordance with, and to the extent of, the positive balances in their respective Capital Accounts, as determined after taking into account all Capital Account adjustments (other than those made by reason of distributions pursuant to this Section 12.4(c)) for the taxable period of the Partnership during which the liquidation of the Partnership occurs (with such date of occurrence being determined pursuant to Treasury Regulation Section 1.704-1(b)(2)(ii)(g)), and such distribution shall be made by the end of such taxable period (or, if later, within 90 days after said date of such occurrence).
B. Agreement in Effect. Except as hereby amended, the Partnership Agreement shall remain unchanged and unmodified and in full force and effect.
C. Applicable Law. This Amendment shall be construed in accordance with and governed by the laws of the State of Delaware, without regard to principles of conflicts of laws.
D. Severability. Each provision of this Agreement shall be considered severable and if for any reason any provision or provisions herein are determined to be invalid, unenforceable or illegal under any existing or future law, such invalidity, unenforceability or illegality shall not impair the operation of or affect those portions of this Amendment that are valid, enforceable and legal.

Exhibit 3.1

IN WITNESS WHEREOF, the undersigned have executed this Amendment as of the effective date written above.
GENERAL PARTNER:
AMERICAN MIDSTREAM GP, LLC
By:    /s/ William B. Mathews
Name:     William Mathews
Title:     Senior Vice President, General Counsel & Secretary
The undersigned hereby consents to the adoption of Amendment No. 4 to Fourth Amended and Restated Agreement of Limited Partnership of American Midstream Partners, LP as of the effective date written above.
RECORD HOLDER OF ALL OF THE SERIES A PREFERRED UNITS:
HIGH POINT INFRASTRUCTURE PARTNERS, LLC
By:        /s/ Daniel R. Revers
Name:     Daniel R. Revers
Title:    President